Exhibit 10.363

THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

[1309 and 1331 West Morehead Street and

811 and 829 South Summit Avenue, Charlotte, NC]

This THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of June 30, 2015 (the “Effective Date”), by and between Southern Apartment Group-49, LLC, a North Carolina limited liability company (“Seller”), and ArchCo Residential LLC, a Delaware limited liability company (“Purchaser”).

Recitals

This Amendment is made with respect to the following facts:

A.            Seller and Purchaser entered into that certain Agreement of Purchase and Sale dated as of April 14, 2015 (the “Original Purchase Agreement”), with respect to the real property located in 1309 and 1331 West Morehead Street and 811 and 829 South Summit Avenue, Charlotte, North Carolina (the “Property”), as more particularly described in the Original Purchase Agreement.

B.           Seller and Purchaser entered into (1) the Amendment to Agreement of Purchase and Sale dated as of June 8, 2015 (the “First Amendment”), and (2) the Second Amendment to Agreement of Purchase and Sale dated as of June 26, 2015 (the “Second Amendment”). The Original Purchase Agreement, as amended by the First Amendment and the Second Amendment, is referred to as the “Purchase Agreement”. The Purchase Agreement, as amended by this Amendment, is referred to as the “Agreement”.

C.            Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Amendment.

Agreement

In consideration of the foregoing Recitals, the conditions, terms, covenants and agreements set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree that the Purchase Agreement is amended as set forth in this Amendment:

1.           Defined Terms. Each initially capitalized term used in this Amendment has the meaning set forth for that term in the Purchase Agreement, unless it is otherwise defined in this Amendment.

2.           Amendments.

2.1          Due Diligence Period. Purchaser and Seller agree that the Due Diligence Period expired on the Effective Date. Notwithstanding any provision of the Agreement to the contrary, as of the Effective Date, $25,000 of the Earnest Money (the “Non-Refundable Amount”) shall be nonrefundable to Purchaser except in the event of a default by Seller.

2.2          Geotechnical Investigation Period . Notwithstanding that the Due Diligence Period expires on the Effective Date, Purchaser shall have through July 28, 2015 (the “Geotechnical Investigation Period”) to (a) have a geotechnical investigation and seismic study performed for the Property (“Purchaser’s Geotechnical Investigation”), and (b) obtain a reliance letter from ECS (the “ECS Reliance Letter”) for the report completed in 2013 by ECS for Seller regarding ECS’s geotechnical investigation and seismic study for the Property (“Seller’s Geotechnical Report”). If Purchaser’s Geotechnical Investigation yields results and conclusions that are materially different from the results and conclusions set forth in Seller’s Geotechnical Report, or if Purchaser is unable to obtain the ECS Reliance Letter, Purchaser may terminate the Purchase Agreement by giving notice of termination (a “Due Diligence Termination Notice”) to Seller on or before the last day of the Geotechnical Investigation Period. If Purchaser terminates the Agreement pursuant to this Paragraph 2.2, the Escrow Agent shall refund the Earnest Money (less the Non-Refundable Amount) to Purchaser immediately upon request and shall pay the Non-Refundable Amount to Seller, and all further rights and obligations of the parties under the Agreement shall terminate, except those which by their terms survive any termination of this Agreement.

2.3          Operating Agreement Period. Section 1.1(h) of the Purchase Agreement is hereby amended to provide that the Operating Agreement Period shall end on July 14, 2015. Notwithstanding the provisions of Section 2.3 of the Purchase Agreement to the contrary, if Purchaser terminates the Agreement pursuant to Section 2.3 of the Purchase Agreement, the Escrow Agent shall refund the Earnest Money (less the Non-Refundable Amount) to Purchaser immediately upon request and shall pay the Non-Refundable Amount to Seller, and all further rights and obligations of the parties under the Agreement shall terminate, except those which by their terms survive any termination of this Agreement.

2.4          Closing Date. Section 1.1(j) of the Purchase Agreement is hereby amended to read as follows:

“(j)         Closing Date:                                    As designated by Purchaser upon not less than five Business Days’ prior notice, but not later than December 31, 2015. Purchaser shall have no further right to extend the Closing Date under Section 2.4(c).”

2.5          Earnest Money. Unless the Agreement has been earlier terminated, the Escrow Agent shall release the Earnest Money to Seller on the date that is 120 days after the end of the Due Diligence Period. Notwithstanding that the Earnest Money is released to Seller under this Paragraph 2.5, if Purchaser terminates the Agreement pursuant any right to terminate set forth in the Purchase Agreement for which Purchaser is entitled to receive a refund or return of the Earnest Money, Seller shall return the Earnest Money (less the Non-Refundable Amount if Purchaser terminates for any reason other than a default by Seller) to Purchaser, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement.

2.6          New LLC. Notwithstanding the provisions of Section 2.3 of the Purchase Agreement to the contrary:

(a)          The New LLC will not acquire title to the Property. Instead, the New LLC and a third-party equity investor will be the members of a joint venture entity (“HoldCo JV”). HoldCo JV will create a wholly–owned subsidiary (“Project Owner”) that will acquire title to the Property at the Closing. A structure diagram illustrating the ownership structure for the Property, as described in this Paragraph 2.6(a), is attached as Exhibit 1 to this Amendment.

(b)          Simultaneously with the execution of the New LLC Operating Agreement, Purchaser, on its own behalf and on behalf of Project Owner, shall execute an assignment and assumption of the Agreement (the "Assignment and Assumption of Purchase Agreement") which, by its terms, shall become effective only upon the Closing and by which Purchaser shall assign to Project Owner, and Project Owner shall assume, Purchaser's rights and obligations to purchase the Property under this Agreement.

3.           Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same Amendment when each party has signed one of the counterparts. This Amendment may be delivered to the Escrow Agent and the other party by facsimile or in pdf format by email transmission.

4.           Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the full and complete agreement and understanding between Seller and Purchaser and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Purchase Agreement, as so amended, and no provision of the Purchase Agreement, as so amended, may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by Seller and Purchaser.

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5.           Full Force and Effect; Incorporation. Except as modified by this Amendment, the terms and provisions of the Purchase Agreement are hereby ratified and confirmed and are and shall remain in full force and effect. If any inconsistency arises between this Amendment and the Purchase Agreement as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Purchase Agreement and shall be deemed incorporated in the Purchase Agreement by this reference.

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Seller and Purchaser have executed this Amendment as of the date first written above.

Seller:

SOUTHERN APARTMENT GROUP-49, LLC

By:	/s/ Shane Seagle
Name:	Shane Seagle
Title:	Manager

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Purchaser:

ArchCo Residential LLC

By:	/s/ Neil T. Brown
Name:	Neil T. Brown
Title:	Chief Executive Officer

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Exhibit 1

Structure Diagram for Project Owner

[See attachment]

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